UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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The Travelers Companies, Inc.

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April 22, 2024

RE:	The Travelers Companies, Inc. (“Travelers” or the “Company”)

2024 Annual Meeting of Shareholders – May 15, 2024

Dear Fellow Shareholders:

We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all of the proposals included in our 2024 Proxy Statement, which was filed on April 2, 2024, and is available at https://investor.travelers.com/home/default.aspx and on the SEC’s website.

As discussed in further detail in the Company’s 2024 Proxy Statement, the Board has recommended a vote AGAINST each of the environmental and social shareholder proposals being submitted to a vote. These proposals relate to the following topics as they pertain to Travelers’ insurance underwriting:

•	Methane in the energy sector
•	GHG emissions in “high-carbon sectors”
•	Human rights

The Company would like to share the Board’s approach to reviewing and evaluating shareholder resolutions in the context of the property casualty insurance business.

Increasingly, shareholder proponents are calling upon the insurance industry to address complex societal or global challenges through insurance – often through shareholder proposals that seek to alter insurers’ well-established approaches to underwriting, pricing and/or investing. While these proposals address important national or global issues, some requests – however well-intentioned and laudable – cannot be reconciled with the 50-state regulatory framework in which property casualty insurers operate, or with the best economic interest of shareholders.

This is particularly the case with shareholder proposals that:

•	Would require the Company to alter its risk-based approach to underwriting and pricing – the bedrock principle of the insurance industry – by incorporating into its underwriting and/or pricing decisions factors that are not predictive of risk; and/or

•	Seek to steer the insurance industry away from deploying underwriting capacity for reasons other than underwriting risk and returns.

Specifically, the Board is concerned that such shareholder proposals would:

•	cause the Company to violate state laws in certain states that prohibit insurers from refusing to insure, charging a different rate and/or offering different terms and conditions based on environmental or social criteria, unless such act is the result of the application of sound underwriting and actuarial principles related to actual or reasonable anticipated loss experience;

•	subject the Company to contract debarment in certain states, to the extent the proposal at issue would result in the Company terminating business with, or otherwise penalizing, companies involved in the oil and gas industry without an ordinary business purpose;

•	hinder the ability of the Company to compete effectively in the market and, accordingly, to continue to deliver industry-leading results to its shareholders over time; and

•	introduce unnecessary friction into the insurance sales process and damage customer relationships, to the extent the proposal would require the Company to request from its insureds data unrelated to actuarial risk.

In addition, the Board believes that shareholder proposals that attempt to use insurers as an indirect means to achieve public policy goals would:

•	undermine the 50-state insurance regulatory environment in which the Company operates; and

•	negatively impact customers, communities and the effective operation of insurance markets.

The industry’s risk-based approach to underwriting and pricing – subject to comprehensive regulation by state Departments of Insurance – benefits consumers by increasing the availability of insurance at fair prices that appropriately reflect the related risks and ensures the financial solvency of insurers to pay covered claims decades into the future. Likewise, this approach benefits communities by ensuring that businesses can access traditional forms of risk transfer. The Board believes that ultimately, solving complex and highly politicized social issues must remain within the purview of democratically elected legislators, as well as insurance regulators.

It is with these significant concerns in mind that the Board reviews and evaluates shareholder proposals submitted to the Company. The Board encourages investors to review its responses to all of the shareholder proposals included in the Company’s 2024 Proxy Statement and, in particular, its articulation of the specific ways in which the Board believes each of the shareholder proposals jeopardizes the ability of the Company to continue to deliver long-term value to its shareholders. The Board urges shareholders to vote AGAINST each of the shareholder proposals.

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We appreciate your time and consideration on these matters and ask for your support with respect to all of the Board’s recommendations. Our 2024 Proxy Statement, this supplemental proxy material and our 2023 Annual Report are available at https://investor.travelers.com/home/default.aspx.